NEWS RELEASE		RUBICON
MINERALS CORPORATION
TORONTO STOCK EXCHANGE SYMBOL: RMX	OTCBB SYMBOL: RUBIF	PR04-09	MARCH 25, 2004

RUBICON EXTENDS PHOENIX GOLD ZONE AT McFINLEY PROJECT,
RED LAKE, ONTARIO

- 100 g/t gold assay in deepest drill hole to date -

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX) is pleased to announce results from nine additional drill holes at the newly discovered "Phoenix Zone" located in a previously unexplored northern part of its four kilometre long McFinley Project. Significant results from these drill holes are summarized below:

Hole No.	From	To	Core length	Au
	(m)	(m)	(m)	(g/t)
MF-04-61*	45.10	47.90	2.80	15.0
Incl:	45.80	46.90	1.10	28.6
MF-04-62*	55.10	59.90	4.80	15.5
Incl:	58.00	59.90	1.90	33.3
MF-04-68	55.40	58.50	3.10	4.5
Incl:	58.05	58.50	0.45	8.8
MF-04-73	52.17	55.20	3.03	5.4
Incl:	54.20	55.20	1.00	11.8
MF-04-74	68.85	72.10	3.25	8.9
Incl:	69.34	70.00	0.66	20.3
MF-04-76	91.75	94.98	3.23	3.9
And	102.50	109.15	6.65	2.7
Incl:	108.15	109.15	1.00	10.4
MF-04-78	126.30	127.63	1.33	2.8
MF-04-79	136.46	136.86	0.40	100.0
(partial results)

Note: Holes M4-04-66, 67 and 70 encountered dyke and/or fault zones at the interpreted zone and returned anomalous gold values. * Denotes previously reported drill holes (see news release dated March 8, 2004). True thicknesses are estimated to be approximately 75% of core length.

The Phoenix Zone has now been intersected to a vertical depth of 150 metres below surface and for 120 metres along strike and is open in all directions. The zone is interpreted to dip approximately 50-60 degrees to the west and strike approximately 350 degrees. An additional nine drill holes have been completed on the zone, assays from which are pending. A schematic vertical section showing assays and completed holes is available at the Company Web site at www.rubiconminerals.com. Mineralization is developed within zones up to 40 metres thick of highly deformed, strongly biotite-altered, well mineralized mafic volcanics containing variable arsenopyrite, pyrrhotite, local visible gold (observed in six drill holes) and trace sphalerite, chalcopyrite and galena. These zones contain gold mineralization across considerable thicknesses, for example, 1.96 g/t gold over 17.40 metres in MF-04-76, 2.76 g/t gold over 12.07 metres in MF-04-74 and 3.0 g/t gold over 10.62 metres in hole MF-04-73. Also present within the zone are quartz and quartz-carbonate veins up to 3.6 metres thick which display complex internal replacement textures.

Rubicon Minerals Corporation	Page 1 of 2

TORONTO STOCK EXCHANGE SYMBOL: RMX	OTCBB SYMBOL: RUBIF	PR04-09	MARCH 25, 2004

The Phoenix Gold Zone occurs close to the contact between the East Bay ultramafic and overlying mafic volcanics and the inferred intersection of two regional cross-cutting fault zones.

"The Phoenix Gold Zone is displaying all of the features associated with major deposits in the Red Lake gold district. We are encouraged to be intersecting broad gold zones containing economically significant intersections. The Phoenix Zone is open and appears robust down to 150 metres below surface. It is noteworthy that the major gold deposits in the Red Lake camp contain ore bodies developed at surface which can extend to greater than 2,000 metres below surface. We look forward to additional results from the Phoenix Zone and to renewing drilling from land-based drill sites in the near future," stated David Adamson.

Additional results will be released when available. Once all results have been compiled, the Company will be implementing land-based drilling designed to further test the Phoenix Zone along strike and to depth.

Assaying was conducted on sawn NQ2-sized half core sections by ALS Chemex Labs using the metallic screen fire assay procedure. Standards and blanks are included in each sample batch. Work is supervised by Ian Cunningham-Dunlop P.Eng., the project Qualified Person under the definition of NI 43-101.

RUBICON MINERALS CORPORATION

David W. Adamson

President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations Toll free: 1.866.365.4706 E-mail: bcavalluzzo@rogers.com
Rubicon Minerals Corporation Suite 888-1100 Melville Street, Vancouver BC CANADA V6E 4A6
The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.	Page 2 of 2
The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from targeted results. Mineral resources which are not mineral reserves do not have demonstrated economic viability. The Company relies upon litigation protection for forward looking statements.